Exhibit 10.1

Non-Employee Director Fees and Other Compensation

Annual Director Fees	$40,000 (1)

In Person Meeting Fees	$1,000

Telephonic Meeting Fees	$1,000

Committee Chair Fee	Audit Committee: $10,000 Other Committees: $5,000

Committee Fee (Non Chair)	Audit Committee: $5,000 Other Committees: None

Committee In Person Meeting Fees	$1,000 (if committee meeting is on a day without a Board meeting)

Committee Telephonic Meeting Fees	$1,000 (if committee meeting is on a day without a Board meeting)

Lead Director	$10,000

Annual Option Awards

On an annual basis, each director is entitled to receive options to purchase 3,000 shares of common stock, plus 250 shares of common stock for each year of service beginning in 1997. The options are fully vested upon grant.

(1)    Fees are payable 50% in cash and 50% in shares of common stock.